Exhibit 99.1

QuickLogic Appoints Elias Nader as Chief Financial Officer and SVP Finance

SAN JOSE, Calif., – February 3, 2022 – QuickLogic® Corporation (NASDAQ: QUIK), a developer of ultra-low power multi-core voice-enabled SoCs, embedded FPGA IP, and Endpoint AI solutions has appointed semiconductor industry veteran Elias Nader to serve as its new Chief Financial Officer and Senior Vice President of Finance, effective February 1, 2022. In his role, Mr. Nader will lead the global finance organization and the Company’s investor relations activities and contribute as a key member of the Executive Staff in guiding QuickLogic through its next phase of expected growth.

Mr. Nader brings more than 30 years of experience in semiconductors and related industries, including 20 years in senior leadership positions. He most recently served as Senior Vice President and Chief Financial officer at Pixelworks, Inc., where he was responsible for all of G&A worldwide and worked directly with the Board of Directors to provide strategic and operational direction to the company. Prior to that, Mr. Nader worked at Sigma Designs, Inc. as the Senior Vice President, Chief Financial Officer and Corporate Secretary and as its interim President and CEO. Mr. Nader has also served in executive capacities at Imperial Jet and Dionex Corporation. Mr. Nader holds a Bachelor of Science Degree in Accounting and Bachelor of Arts Degree in Economics and an MBA in International Business from San Jose State University.

“QuickLogic is at a positive inflection point in its business evolution and is set up for significant growth in the coming years,” said Elias Nader. “I am looking forward to working closely with the executive team to contribute to its strategic plan and help lead this next phase of growth.”

Brian Faith, the company’s Chief Executive Officer, commented, “Elias brings an impressive array of credentials to QuickLogic. He has long-standing relationship with several of the financial analysts and investors following QuickLogic.  In addition, his financial discipline and wealth of experience in finance, investor relations and technology businesses, including semiconductors, IP, and SaaS, will be a strong addition to the executive team. We look forward to his knowledge and contributions as we continue on our path to growth and long-term profitability.”

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is a fabless semiconductor company that develops low power, multi-core semiconductor platforms and Intellectual Property (IP) for Artificial Intelligence (AI), voice and sensor processing. The solutions include embedded FPGA IP (eFPGA) for hardware acceleration and pre-processing, and heterogeneous multi-core SoCs that integrate eFPGA with other processors and peripherals. The Analytics Toolkit from our recently acquired wholly owned subsidiary, SensiML Corporation, completes the end-to-end solution with accurate sensor algorithms using AI technology. The full range of platforms, software tools and eFPGA IP enables the practical and efficient adoption of AI, voice, and sensor processing across mobile, wearable, hearable, consumer, industrial, edge and endpoint IoT. For more information, visit www.quicklogic.com and https://www.quicklogic.com/blog/.

The QuickLogic logo and QuickLogic are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Press Contact:
Andrea Vedanayagam
Veda Communications
408.656.4494
pr@quicklogic.com

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